Exhibit 3.1

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PIONEER FINANCIAL SERVICES, INC.

Pursuant to the provisions of The General and Business Corporation Law of Missouri, the undersigned corporation hereby adopts the following Second Amended and Restated Articles of Incorporation, which Second Amended and Restated Articles of Incorporation correctly set forth, the corresponding provisions of the Articles of Incorporation as amended, and these Second Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments and restatements thereto:

FIRST

That the name of the corporation shall be PIONEER FINANCIAL SERVICES, INC.

SECOND

That the address of the registered office of the corporation in the State of Missouri is 300-B East High Street, Jefferson City, Missouri 65101 and the name of its registered agent at that address is National Registered Agents, Inc.

THIRD

That the aggregate number of shares which the corporation shall have authority to issue shall be 20,000 shares, all of which shall be common shares and shall have no par value.

FOURTH

[RESERVED]

FIFTH

That the number of directors to constitute the Board of Directors of the Corporation shall be the number of directors as set forth in the Bylaws of the Corporation (the "Bylaws"). Directors need not be shareholders unless the Bylaws require them to be shareholders.

The property and business of the Corporation shall be controlled and managed by the Board of Directors.

In addition to the other powers and duties from time to time delegated to it by the shareholders, the Board of Directors shall have the power to make, alter, amend or repeal the Bylaws of the Corporation.

SIXTH

That the duration of the corporation shall be perpetual.

SEVENTH

That this corporation is organized FOR PROFIT and the nature of its business and the purposes for which it is formed are as follows:

To engage in and carry on the general business of a finance company.

To subscribe for, purchase or otherwise acquire, under-write, obtain an interest in, own, hold, pledge, hypothecate, create security interests in, assign, deposit, create trusts with respect to, sell, exchange, or otherwise dispose of and generally deal in and with securities of every kind and description of any government, state, territory, district, municipality, or other political or governmental division or subdivision, body politic, corporation, association, partnership, firm, trustee, syndicate, individual, combination, organization, or entity whatsoever located in or organized under the laws of any part of the world, including (without limiting the generality of the foregoing) stocks, shares, voting trust certificates, bonds, mortgages, debentures, notes, land trust certificates, warrants, rights, scrip, commercial paper, choses in action, evidences of indebtedness, certificates of interest or other obligations or other securities of any nature howsoever evidenced; to acquire or become interested in any such securities by original subscription, underwriting, participation in syndicates, or otherwise and irrespective of whether or not such securities are fully paid or subject to further payments or assessments; to exercise any and all rights, powers and privileges of individual ownership or interest in respect of any such securities, including the right to vote thereon and otherwise act with respect thereto, and to promote, manage, participate in, and act as agent for any underwriting, purchase, or selling syndicate or group or otherwise to take part in and assist, in any legal manner, by guaranty or otherwise, the purchase, sale or distribution of any such securities; to promote, finance, aid and assist, financially or otherwise, any body politic, corporation, association, partnership, firm, trustee, syndicate, individual, combination, organization or other entity, located in or organized under the laws of any part of the world, to purchase, lease or otherwise acquire, take over, hold, sell, liquidate, or otherwise dispose of the business and properties, of every kind, of corporations, associations, partnerships, firms, trustees, syndicates, individuals, combinations, organizations and other entities located in or organized under the laws of any part of the world; to continue, alter, extend, and develop their business, assume their liabilities, guarantee or become surety for the performance of their obligations, reorganize their capital, and participate in any way in their affairs, and to take over as a going concern and to continue in its own name any business so acquired; and to act as financial, commercial, special or general agent or representative of bodies politic, corporations, associations, partnerships, firms, trustees, syndicates, individuals, combinations, organizations, and other entities located ,in or organized under the laws of any part of the world;

To buy or otherwise acquire, own, hold, lease, sell or otherwise dispose of, and to mortgage or otherwise encumber real property and personal property of all kinds;

To own, hold and construct buildings and structures of all types, and to buy, sell, lease, own, manage, operate, maintain, repair, restore and rebuild the same;

To purchase, take and lease or exchange or hire or otherwise acquire real or personal property, rights or privileges suitable or convenient for any of the purposes of this business, and to purchase, operate, hold, sell or otherwise dispose of businesses or ventures of every character and description;

To borrow money and for such purpose to execute notes, bonds, debentures or any other form of evidence of indebtedness, and to secure the payment of the same by mortgage, deed of trust or other form of encumbrance, pledge or other form of hypothecation;

To execute deeds, mortgages, deeds of trust, contracts and other types of written instruments;

To loan or otherwise invest its funds, from time to time, secured or unsecured, for such time and upon such terms and conditions as its Board of Directors may authorize;

To buy or otherwise acquire, sell or otherwise dispose of, pledge or otherwise hypothecate stocks, bonds, notes, debentures, accounts receivable, and all other types of securities, evidences of indebtedness or choses in action, whether issued by this company or any other corporation, and while owner thereof, to exercise any rights and privileges of ownership pertaining thereto;

To acquire, deal in, purchase, own, hold, lease, mortgage or otherwise encumber, develop, exploit and dispose of mineral rights or royalty interests of every kind;

To have and to exercise all powers necessary or incident to carrying out its corporate purposes; to exercise all other powers permitted by law, and to possess and enjoy all rights and powers which now or at any time hereafter may be granted to or exercised by a corporation of this character.

IN WITNESS WHEREOF, these Second Amended and Restated Articles of Incorporation have been executed on behalf of the Corporation by its President as of December 24, 2009.

PIONEER FINANCIAL SERVICES, INC.

By:	/s/ Thomas H. Holcom, Jr.
Thomas H. Holcom, Jr.
President

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